Exhibit 23.1



                                CONSENT OF INDEPENDENT
                             CERTIFIED PUBLIC ACCOUNTANTS



          General Bearing Corporation
          West Nyack, New York


               We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 2 to the Registration Statement of our report dated March 24, 1995, relating to the consolidated financial statements of General Bearing Corporation and Subsidiaries, which is contained in that Prospectus, and of our report dated March 24, 1995 relating to the schedule, which is contained in Part II of the Registration Statement.


               We also consent to the reference to us under the captions "Experts", "Selected Financial Data", and "Change in Independent Auditors" in the Prospectus.


          /s/ Ferro,  Berdon & Company, L.L.P.
         -------------------------------------
         FERRO BERDON & COMPANY, L.L.P.


          New York, NY
          January 13, 1997